                  PENNSYLVANIA POWER & LIGHT COMPANY



                              $250,000,000


                       REVOLVING CREDIT AGREEMENT



                            _________________



                       DATED AS OF August 30, 1994











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                            TABLE OF CONTENTS



                                                                Page


SECTION 1.     Amounts and Terms of Loans                      1
1.1  Commitments                                               1
1.2  Notices of Borrowing                                      1
1.3  Disbursement of Funds                                     2
1.4  The Notes                                                 2
1.5  Special Payment Provisions                                3
1.6  Facility Fee                                              4
1.7  Reductions in Total Commitments                           4
1.8  Compensation                                              4

SECTION 2.  Interest                                           5
2.1  Rates of Interest                                         5
2.2  Determination of Rate of Borrowing                        5
2.3  Interest Payment Dates                                    6
2.4  Conversions; Interest Periods                             6
2.5  Increased Costs, Illegality, Etc.                         8

SECTION 3.  Payments                                          11
3.1  Payments on Non - Business Days                          11
3.2  Voluntary Prepayments                                    11
3.3  Method and Place of Payment, Etc.                        12
3.4  Net Payments                                             13

SECTION 4.  Conditions Precedent                              13
4.1  Conditions to the Initial Loans                          13
4.2  Conditions to Each Loan                                  14

SECTION 5.  Covenants                                         15
5.1  Financial Statements                                     15
5.2  Mergers                                                  16

SECTION 6.  Events of Default                                 16
6.1  Representations, Etc.                                    16
6.2  Principal and Interest                                   16
6.3  Defaults Under Other Agreements                          16
6.4  Bankruptcy, Etc.                                         17
6.5  Other Covenants                                          17

SECTION 7.  Representations and Warranties                    18
7.1  Corporate Status                                         18
7.2  Authority; No Conflict                                   18
7.3  Legality, Etc.                                           18
7.4  Financial Statements                                     18
7.5  Litigation                                               19
7.6  No Violation                                             19
7.7  ERISA                                                    19
7.8  Consents                                                 19
7.9  Subsidiaries                                             20
7.10  Limitation Event                                        20

SECTION 8.  Agent                                             20
8.1  Appointment                                              20
8.2  Nature of Duties                                         20
8.3  Rights, Exculpation, Etc.                                21
8.4  Reliance                                                 21
8.5  Indemnification                                          22
8.6  The Agent, Individually                                  22
8.7  Holders of Notes                                         22
8.8  Resignation by the Agent                                 22

SECTION 9.  Miscellaneous                                     23
9.1  Definitions                                              23
9.2  Accounting Principles                                    30
9.3  Exercise of Rights                                       30
9.4  Amendment and Waiver                                     31
9.5  Expenses                                                 31
9.6  Successors and Assigns                                   32
9.7  Notices, Requests, Demands                               35
9.8  Survival of Representations and
     Warranties                                               35
9.9  Governing Law                                            35
9.10  Counterparts                                            35
9.11  Effectiveness                                           35
9.12  Transfer of Office                                      35
9.13  Proration of Payments                                   36
9.14  Headings Descriptive                                    36
9.15  Termination of Commitments Under Prior
      Agreements                                              36


EXHIBIT A - Revolving Note
EXHIBIT B - Opinion of Counsel

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          REVOLVING CREDIT AGREEMENT, dated as of August 30, 1994, among
PENNSYLVANIA POWER & LIGHT COMPANY, a Pennsylvania corporation ("PP&L"), the banks listed on Schedule I hereto (each a "Bank" and collectively the "Banks") and CHEMICAL BANK, as Agent for the Banks to the extent and in the manner provided in Section 8 below (in such capacity, the "Agent") (all capitalized terms used herein shall have the meaning specified therefor in Section 9.1 unless otherwise defined herein).


                             W I T N E S S E T H :


	WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to PP&L the credit facility herein provided;


	NOW, THEREFORE, it is agreed:

	SECTION 1.  Amounts and Terms of Loans.

 	1.1 Commitments. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time prior to the Expiry Date to make a loan or loans (each a "Loan" and collectively for all Banks, the "Loans") to PP&L, which Loans (i) shall at the option of PP&L, be initially maintained as Base Rate Loans or Eurodollar Loans, provided that all the Loans made by all the Banks at any one Borrowing hereunder must be either all Base Rate Loans or all Eurodollar Loans, (ii) may be repaid and borrowed in accordance with the provisions hereof and (iii) shall not exceed in aggregate principal amount at any time outstanding such Bank's Commitment.

 	1.2 Notices of Borrowing. Whenever PP&L desires to make a Borrowing hereunder, it shall give the Payments Administrator at the Payment Office (i) no later than 12:00 Noon (New York time) at least four Business Days' prior written notice or telephonic notice (confirmed in writing) of each Eurodollar Loan to be made hereunder and (ii) no later than 10 A.M. (New York time) on the date of such Borrowing prior written notice or telephonic notice (confirmed in writing) of each Base Rate Loan to be made hereunder. Each such notice (each a "Notice of Borrowing") shall specify the aggregate principal amount PP&L desires to borrow hereunder, the date of Borrowing (which shall be a Business Day), the Type of Loans to be made pursuant to such Borrowing and the Interest Period to be applicable thereto. The Payments Administrator shall promptly give each Bank telephonic notice (confirmed in writing) of the proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing. Each Borrowing shall be in an integral multiple of $500,000 and not less than $20,000,000 and shall be made from each Bank in the proportion which its respective Commitment bears to the Total Commitment. Except as otherwise specifically provided in Section 2.5, each Bank shall participate in the Type of Loan made at each Borrowing in the proportion which its respective Commitment bears to the Total Commitment. The failure of any Bank to make any Loan required hereby shall not release any other Bank from its obligation to make Loans as provided herein.

 	1.3 Disbursement of Funds. No later than 12:00 Noon (New York time) (or, in the case of Base Rate Loans, 2:00 P.M. (New York time)) on the date specified in each Notice of Borrowing) each Bank will make available the amount of its pro rata portion of the Loans requested to be made on such date in U.S. dollars and in immediately available funds, to the Payments Administrator at the Payment Office. The Payments Administrator will make available to PP&L not later than 1:00 P.M. (New York time) (or, in the case of Base Rate Loans, 3:00 P.M. (New York time)) on such date at the Payment Office the aggregate of the amounts in immediately available funds made available by the Banks against delivery to the Payments Administrator at the Payment Office, or at such other office as the Payments Administrator may specify, of the documents and papers provided for herein. The Payments Administrator shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order.

	1.4 The Notes. (a) PP&L's obligation to pay the principal of, and interest on, all Loans made by each Bank shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a "Note" and collectively for all Banks, the "Notes") with blanks appropriately completed in conformity herewith. Each Note issued to each Bank shall: (i) be payable to the order of such Bank and be dated the date of the making of the initial Loans hereunder; (ii) be in the original principal amount of the Commitment of such Bank; (iii) mature on the Expiry Date; (iv) bear interest as provided in Section 2.1 in respect of the Base Rate Loans or Eurodollar Loans evidenced thereby, as the case may be; and (v) be entitled to the benefits of this Agreement. Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby. Failure to make any such notation shall not affect PP&L's obligations in respect of such Loans.

	     (b) The Payments Administrator shall maintain at the Payment Office a register for the recordation of the names and addresses of the Banks, the Commitments of the Banks from time to time, and the principal amount of the Loans owing to each Bank from time to time, and other terms applicable thereto (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by PP&L, the Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

	1.5 Special Payment Provisions. Unless the Payments Administrator shall have been notified by any Bank prior to any Borrowing Date that such Bank does not intend to make available to the Payments Administrator such Bank's portion of the Loans to be made on such date, the Payments Administrator may assume that such Bank has made such amount available to the Payments Administrator on such Borrowing Date and the Payments Administrator may, in reliance upon such assumption, make available to PP&L a corresponding amount. If such amount is not in fact made available to the Payments Administrator by such Bank, the Payments Administrator shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon the Payments Administrator's demand therefor, the Payments Administrator shall promptly notify PP&L and PP&L shall pay such amount to the Payments Administrator. The Payments Administrator shall also be entitled to recover from such Bank or PP&L, as the case may be, interest on such amount in respect of each day from the date such amount was made available by the Payments Administrator to PP&L to the date such amount is recovered by the Payments Administrator, at a rate per annum equal to
(i) in the case of such Bank, the Federal Funds Rate and (ii) in the case of PP&L, the applicable rate provided in Section 2.1 for the applicable Type of Loan. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which PP&L may have against any Bank as a result of the failure of such Bank to perform its obligations hereunder.

           1.6 Facility Fee. PP&L agrees to pay to the Payments Administrator for pro rata distribution to each Bank a Facility Fee (the "Facility Fee"), for the period from the Effective Date until the Expiry Date (or such earlier date as the Total Commitment shall be terminated), on the average daily Total Commitment, computed at the Applicable Facility Fee Percentage per annum computed on the basis of the number of days actually elapsed over a year of 365 or 366 days and payable quarterly in arrears on the last day of each calendar quarter and on the Expiry Date (or such earlier date as the Total Commitment shall be terminated).

           1.7 Reductions in Total Commitments. PP&L shall have the right, upon at least 2 Business Days' prior written notice to the Payments Administrator at the Payment Office (which notice the Payments Administrator shall promptly transmit to each of the Banks), to reduce permanently the Total Commitment, in an aggregate amount equal to an integral multiple of $500,000 and not less than $10,000,000, or to terminate the unutilized portion of the Total Commitment, provided that any such reduction or termination shall apply proportionately to the Commitments of the Banks.

           1.8 Compensation. PP&L shall compensate each Bank, upon such Bank's written request given promptly after learning of the same, for all losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss sustained by such Bank in connection with the re-employment of such funds), which the Bank sustains: (i) if for any reason other than a failure of such Bank to perform its obligations) a Borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Notice of Borrowing or notice of conversion (whether or not withdrawn or cancelled pursuant to Section 2.5 or otherwise), (ii) if any repayment or conversion (pursuant to
Section 2.5 or otherwise) of any of its Eurodollar Loans occurs on a date which is not the last day of the Interest Period applicable thereto, or
(iii) without duplication of any amounts paid pursuant to Section 2 hereof, as a consequence of any other default by PP&L to repay its Eurodollar Loans when required by the terms of this Agreement. A certificate as to any amounts payable to any Bank under this Section 1.8 submitted to PP&L by such Bank shall show the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

 	     SECTION 2.  Interest.

	     2.1  Rates of Interest.  (a)  PP&L agrees to pay interest in
respect of the unpaid principal amount of each   Base Rate Loan from the
date the proceeds thereof are made   available to PP&L until prepayment
pursuant to Section 3 or maturity (whether by acceleration or otherwise) at a rate per annum which shall be the Base Rate in effect from time to time.

	     (b) PP&L agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to PP&L until prepayment pursuant to Section 3 or maturity (whether by acceleration or otherwise) at a rate per annum which shall be the relevant Quoted Rate plus the Applicable Eurodollar Margin.

	     (c) PP&L agrees to pay interest in respect of overdue principal of, and (to the extent permitted by law) overdue interest in respect of, each Loan, on demand, at a rate per annum which shall be 1% in excess of the Base Rate in effect from time to time.

	     (d) Interest shall be computed on the actual number of days elapsed on the basis of a 360 -- day year; provided, however, that for any rate of interest determined by reference to the Prime Rate, interest shall be computed on the actual number of days elapsed on the basis of a year of 365 or 366 days.

	     (e) In computing interest on the Loans, the date of the making of a Loan shall be included and the date of payment shall be excluded, provided, however, that if a Loan is repaid on the same day on which it is made, such day shall nevertheless be included in computing interest thereon.

	2.2 Determination of Rate of Borrowing. As soon as practicable after 10:00 A.M. (New York time) on the second Business Day prior to the commencement of the Interest Period with respect to Eurodollar Loans, the Payments Administrator shall determine (which determination, absent manifest error, shall be final, conclusive and binding upon all parties) the rate of interest which shall be applicable to the Eurodollar Loans for the Interest Period applicable thereto and shall promptly give notice thereof (in writing or by telephone, confirmed in writing) to PP&L and the Banks. In the event that there is no applicable rate for the Eurodollar Loans: (i) the Payments Administrator shall promptly give notice thereof (in writing or by telephone, confirmed in writing) to PP&L and the Banks and (ii) such Loans shall be deemed to have been requested to be made as Base Rate Loans and (iii) the rate applicable to such Loans shall be the Base Rate in effect from time to time.

 2.3 Interest Payment Dates. Accrued interest shall be payable (i) in respect of each Eurodollar Loan, at the end of the Interest Period relating thereto and in respect of each Loan with an Interest Period of longer than 3 months, on each 3-month anniversary of the first day of such Interest Period, (ii) in respect of each Base Rate Loan, in arrears on the last Business Day of each March, June, September and December and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

	     2.4 Conversions; Interest Periods. (a) PP&L shall have the option to convert on any Business Day occurring on and after the Effective Date, all or a portion at least equal to the $20,000,000 of the outstanding principal amount of the Loans made pursuant to one or more Borrowings of one Type of Loans into a Borrowing or Borrowings of another Type of Loan, provided that (i) except as provided in Section 2.5(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Loans pursuant to such Borrowing to less than the $20,000,000 and (ii) Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conver-sion. Each such conversion shall be effected by PP&L by giving the Payments Administrator at its Payment Office, prior to 12:00 Noon (New York time), at least four Business Days (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing or Borrowings pur-suant to which such Loans were made, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Payments Administrator shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

	     (b) At the time PP&L gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the fourth Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), PP&L shall have the right to elect by giving the Payments Administrator written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of PP&L, be a one, three or six month period or, subject to availability on the part of each Bank, such shorter period as ends on the Expiry Date. Notwithstanding anything to the contrary contained above:

	     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preced-ing Interest Period expires;

	    (ii) if any Interest Period applicable to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

	   (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest
Period applicable to a Borrowing of Eurodollar Loans would other-wise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business
Day;

	    (iv) no Interest Period in respect of any Borrowing of Loans shall extend beyond the Expiry Date;

	    (v) no Interest Period may be elected at any time when a Default or Event of Default is then in existence; and

	    (vi) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.

If upon the expiration of any Interest Period, PP&L has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, or is unable to elect a new Interest Period as a result of clause (v) above, PP&L shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

	     2.5 Increased Costs, Illegality, Etc. (a) In the event that any Bank (including the Agent) shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i), (ii) and (iii), shall be made only after consultation with PP&L and the Agent on the date of such determination) that:

	     (i) on any date for determining the Quoted Rate for any Interest Period, by reason of any change after the date hereof affecting the interbank Eurodollar market or affecting the position of such Bank (if a Reference Bank) in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Quoted Rate; or

	    (ii) at any time, by reason of (y) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof by a governmental authority or otherwise (provided that, in the case of an interpretation not by a governmental authority, such interpretation shall be made in good faith and shall have a reasonable basis) and including the introduction of any new law or governmental rule, regulation or order), to the extent not provided for in clause (iii) below, or
(z) in the case of Eurodollar Loans, other circumstances affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market, the Quoted Rate shall not represent the effective pricing to such Bank for funding or maintaining the affected Eurodollar Loan; or

	   (iii) at any time, by reason of the requirements of Regulation D or other official reserve requirements, the Quoted Rate shall not represent the effective pricing to such Bank for funding or maintaining the affected Eurodollar Loan; or

	    (iv) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order, or would cause severe hardship to such Bank as a result of a contingency occurring after the date hereof which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, the Bank so affected shall on such date of determination give notice (by telephone confirmed in writing) to PP&L and (except with respect to clause (iii) of this Section 2.5(a)) to the Payments Administrator (who shall give similar notice to each Bank) of such determination. Thereafter, (x) in the case of clause (i), (ii) or
(iii) above, PP&L shall pay to such Bank, upon written demand therefor, such additional amounts deemed in good faith by such Bank to be material (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its discretion shall determine) as shall be required to cause such Bank to receive interest with respect to its affected Eurodollar Loan at a rate per annum equal to the then Applicable Eurodollar Margin in excess of the effective pricing to such Bank to make or maintain such Eurodollar Loan and (y) in the case of clause (iv), PP&L shall take one of the actions specified in
Section 2.5(b) as promptly as possible and, in any event, within the time period required by law. A certificate as to additional amounts owed any such Bank, showing in reasonable detail the basis for the calculation hereof, submitted to PP&L and (except with respect to clause (iii) of this Section 2.5(a)) the Agent by such Bank shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto.

	     (b) At any time that any of its Loans are affected by the circumstances described in Section 2.5(a) (other than clause (iii) thereof) PP&L may (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Payments Administrator notice thereof by telephone (confirmed in writing) on the same date that PP&L was notified by the affected Bank pursuant to Section 2.5(a) or (ii) if the affected Eurodollar Loan is then outstanding, upon at least 4 Business Days' written notice to the Bank, require the Bank to convert such Eurodollar Loan into a Base Rate Loan; provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 2.5(b).

	    (c) In the event that PP&L shall be paying additional amounts to a Bank pursuant to Section 2.5(a)(i) or (ii) or Section 2.5(d) (and, in the case of Section 2.5(d), such Bank has not eliminated the increased costs by designating a new Applicable Lending Office) or is unable to incur a Eurodollar Loan from such Bank because of the existence of a condition described in Section 2.5(a)(iv) (any such Bank, an "Affected Bank") covering a period of 90 consecutive days, PP&L, the Agent and the Affected Bank shall consult with a view towards (but being under no obligation to) amending this Agreement, with the consent of the Banks other than the Affected Bank (the "Unaffected Banks") which, at such time, have outstanding two-thirds of the aggregate principal amount of the Loans outstanding hereunder (exclusive of the aggregate principal amount of the Loans outstanding of the Affected Bank), to provide for (i) the termination of the Affected Bank's Commitment, provided that such termination is accompanied by payment in full of the outstanding amount of all Loans of the Affected Bank, interest accrued on such amount to the date of payment and all other liabilities and obligations of PP&L hereunder (including, without limitation, amounts payable pursuant to Section 1.8, Section 2.5(a) or Section 2.5(d)), and (ii) the substitution of another bank for the Affected Bank and/or the increase, pro rata or otherwise, of the Commitments of the Unaffected Banks or otherwise, so that the Total Commitment remains the amount which would be applicable in the absence of the occurrence of clause (i) of this Section 2.5(c); provided that no Commitment of any Unaffected Bank may be changed without the consent of such Bank.

	     (d) If any Bank reasonably determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any govern-mental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on the existence of such Bank's Commitment hereunder or its obligations hereunder, then promptly upon receipt of a written demand from such Bank meeting the requirements of this Section 2.5(d), PP&L shall pay such Bank such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase in capital for the first Compensation Period (as defined below). After the initial written demand for payment in respect of this
Section 2.5(d) is delivered to PP&L by such Bank, written demand for payment may be submitted for each Compensation Period thereafter that this Agreement remains in effect as to such Bank. Each such written demand shall (i) specify (a) the event pursuant to which such Bank is entitled to claim the additional amount, (b) the date on which the event occurred and became applicable to the Bank and (c) the Compensation Period for which the amount is due and (ii) set out in reasonable detail the basis and computation of such additional amount. The period for which the additional amounts may be claimed by such Bank (the "Compensation Period") shall be the lesser of (x) the number of days actually elapsed since the date the event occurred and became applicable to such Bank or (y) 90 days. Payments made by PP&L to any Bank in respect of this Section 2.5(d) shall be made on the last day of the Compensation Period specified in each written demand with a final payment to be made on the date of termination of this Agreement as to such Bank.
 Provided that each Bank acts reasonably and in good faith and uses averaging and attribution methods which are reasonable in determining any additional amounts due under this Section 2.5(d), such Bank's determination of compensation owing under this Section 2.5(d) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

	     (e) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.5(d) with respect to such Bank, such Bank shall, if requested by PP&L, designate another Applicable Lending Office for any Loans affected by such event with the objective of eliminating, avoiding or mitigating the consequence of the event giving rise to the operation of such section; provided that such Bank and its Applicable Lending Office shall not, in the sole judgment of such Bank, suffer any economic, legal or regulatory disadvantage. Nothing in this
Section 2.5(e) shall affect or postpone any of the obligations of PP&L or the right of any Bank provided in Section 2.5(d).

	     SECTION 3.  Payments.

 3.1 Payments on Non-Business Days. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, if a payment of principal has been so extended, interest shall be payable on such principal at the applicable rate during such extension.

 3.2 Voluntary Prepayments. PP&L shall have the right to prepay the Loans in whole or in part, without premium or penalty, from time to time pursuant to this Section 3.2 on the following terms and conditions: (i) PP&L shall give the Payments Administrator at the Payment Office at least 2 Business Days' prior written notice or telephonic notice (confirmed in writing) of its intent to prepay such Loans, which notice shall specify the amount of such prepayment and the specific Borrowing to be prepaid, which notice the Payments Administrator shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an integral multiple of $500,000 and not less than $20,000,000 (or, the amount then remaining outstanding in respect of the Borrowing being prepaid); (iii) each prepayment in respect of Loans made pursuant to one Borrowing shall be applied pro rata among the Banks on the basis of such Loans, except as otherwise specifically provided in Section 2.5; (iv) at the time of any prepayment, PP&L shall pay all interest accrued on the principal amount of said prepayment and, except as otherwise specifically provided in Section 2.5, PP&L shall have no right to prepay any Eurodollar Loan on any day other than the last day of an Interest Period applicable thereto.

 3.3 Method and Place of Payment, Etc. Except as expressly provided herein, all payments under this Agreement shall be made to the Payments Administrator for the ratable account of the Banks not later than Noon (New York time) on the date when due and shall be made in freely transferable U.S. dollars and in immediately available funds at the Payment Office (if such payment is made in respect of principal of or interest on any Eurodollar Loan, for the account of such non-U.S. office of the Payments Administrator as the Payments Administrator may from time to time direct). Unless the Payments Administrator shall have been notified by PP&L prior to the date on which any payment to be made by PP&L hereunder is due that PP&L does not intend to remit such payment, the Payments Administrator may, at its discretion, assume that PP&L has remitted such payment when so due and the Payments Administrator may, at its discretion and in reliance upon such assumption, make available to each Bank (for the account of its applicable lending office) on such payment date an amount equal to such Bank's share of such assumed payment. If PP&L has not in fact remitted such payment to the Payments Administrator, each Bank shall forthwith on demand repay to the Payments Administrator the amount of such assumed payment made available to such Bank together with interest thereon in respect of each day from and including the date such amount was made available by the Payments Administrator to such Bank to the date such amount is repaid to the Payments Administrator at a rate per annum equal to the Federal Funds Rate. On the commencement date of each Interest Period and on each date occurring two Business Days prior to an Interest Payment Date, the Payments Administrator shall notify PP&L of the amount of interest and/or fees due at the end of such Interest Period or on such Interest Payment Date (assuming, in the case of Base Rate Loans, that there is no change in the rate of the applicable Base Rate Loan); provided, however, that failure to so notify PP&L shall not affect PP&L's obligation to make any such payments.

 3.4 Net Payments. All payments under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments of principal and interest in connection with Loans (after deduction or withholding for or on account of (i) any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except such taxes referred to in clause (ii) below) on or measured by the net income of a Bank pursuant to the income tax laws of the jurisdiction where such Bank's principal or lending office is located (collectively the "Taxes") and (ii) deduction of an amount equal to any taxes on or measured by the net income payable by any such Bank with respect to the amount by which the payments required to be made by this Section 3.4 exceed the amount otherwise specified to be paid under this Agreement and the Notes) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes. A certificate as to any additional amounts payable to any Bank under this Section 3.4 submitted to PP&L by such Bank shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, PP&L shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Bank may be entitled.

 	     SECTION 4.  Conditions Precedent.

	4.1 Conditions to the Initial Loans. The obligation of each Bank to make its initial Loan to PP&L under Section 1.1 hereof is subject, at the date of the making of such Initial Loan, to the satisfaction of the following conditions (at which time the Agent shall notify all of the parties hereto):

	     (a) Notes. There shall have been delivered by PP&L to the Agent for the account of each of the Banks, the Note of PP&L payable to the order of such Bank in the amount and as otherwise provided in Section 1.4.

	     (b) Opinion of Counsel for PP&L. The Agent shall have received from the General Counsel, Senior Counsel or such other counsel of PP&L who shall be satisfactory to the Agent a favorable opinion, in sufficient copies for each of the Banks and dated the date of the Initial Loan (which the Agent will forward to the Banks), (i) substantially in the form of Exhibit B hereto and (ii) covering such other matters as the Agent may reasonably request.

	     (c) Opinion of Counsel for the Agent. The Agent shall have received in sufficient counterparts for each of the Banks and dated the date of the Initial Loan (which the Agent will forward to the Banks), an opinion of White & Case, special counsel for the Agent, addressed to the Agent and the Banks, to the effect that the legal opinion delivered pursuant to Section 4.1(b) is substantially responsive to the requirements of such section.

	     (d) Documentation and Proceedings. All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents that it has requested, such documents where appropriate to be certified by proper corporate or governmental authorities.

	4.2 Conditions to Each Loan. The obligation of each Bank to make its Initial Loan and each subsequent Loan (excluding any conversions of one Type of Loan to another Type pursuant to Section 2.5(b)) to PP&L hereunder is subject, at the time of the making of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions, with the making of each such Loan constituting a representation and warranty by PP&L that the conditions specified in Sections 4.2(a) and (b) below are then satisfied:

	     (a) No Default. At the time of the making of each such Loan and after giving effect thereto, there shall exist no Default or Event of Default.

	     (b) Representations and Warranties. At the time of the making of each such Loan and after giving effect thereto, all representations and warranties contained in Section 7 hereof shall be true and correct with the same force and effect as though such representations and warranties had been made as of such time.


	SECTION 5.  Covenants.

	     While this Agreement is in effect and until the Total Commitment has been terminated and all obligations hereunder and under the Notes shall have been paid in full, PP&L agrees that:

	     5.1  Financial Statements.  It will furnish to each Bank:

	     (a) within 120 days after the end of each of its fiscal years an auditors' report, including a balance sheet as at the close of such fiscal year and statements of income, shareowners' common equity and cash flows for such year, prepared in conformity with generally accepted accounting principles, with an opinion expressed by Deloitte & Touche or other independent auditors of recognized standing selected by PP&L;

	     (b) within 60 days after the end of each of the first three quarters in each of PP&L's fiscal years, a balance sheet as at the close of such quarterly period and statements of income, shareowners' common equity and cash flows for such quarterly period, prepared in conformity with generally accepted accounting principles;

	     (c) within 120 days after the end of each of its fiscal years, a copy of PP&L's Form 10-K Report to the Securities and Exchange Commission ("SEC") and within 60 days after the end of each of the first three quarters in each of PP&L's fiscal years, a copy of PP&L's Form 10-Q Report to the SEC; provided, that PP&L's obligations under this Section 5.1(c) may be satisfied by delivery of Forms 10-K and Forms 10-Q of a holding company of PP&L, so long as such statements set forth separate information for PP&L and its consolidated Subsidiaries;

	     (d) from time to time, with reasonable promptness, such further information regarding PP&L's business, affairs and financial condition as such Bank may reasonably request; and

	     (e) upon acquiring knowledge of the existence of a Default or Event of Default, PP&L will promptly deliver to each Bank a certificate of a financial officer of PP&L specifying: (i) the nature of such Default or Event of Default, (ii) the period of the existence thereof, and (iii) the actions that PP&L proposes to take with respect thereto.

	     The financial statements required to be furnished pursuant to clauses (a) and (b) above, shall be accompanied by a certificate of a principal financial officer of PP&L to the effect that no Default or Event of Default has occurred and is continuing.

	     5.2 Mergers. It will not merge or consolidate (other than a merger or consolidation under which PP&L is the surviving corporation) with any Person or, except in the ordinary course of its business, dispose of all or substantially all of its assets.

	     SECTION 6.  Events of Default.

	     Upon the occurrence of any of the following events (each an "Event of Default"):

	     6.1 Representations, Etc. Any certificate furnished by PP&L to the Banks pursuant hereto shall prove to have been incorrect in any material respect or any of the representations and warranties made by PP&L herein or in connection herewith shall prove to have been incorrect in any material respect when made; or

 6.2 Principal and Interest. PP&L shall fail to make any payment of principal on any Note when due or PP&L shall fail to make any payment of interest on any Note or any other payment payable by PP&L hereunder within 10 days of the due date thereof; or

 6.3 Defaults Under Other Agreements. PP&L shall default in the payment of the principal of or interest on any obligation (other than hereunder) for borrowed money beyond any period of grace provided with respect thereto and the aggregate amount of any such default or defaults shall exceed $10,000,000 during the term of this Agreement; or PP&L shall default in the performance or observance of any other agreement, term or condition contained therein or in any other agreement or indenture pursuant to which any such obligation is created or by which it is secured for such period of time as would cause, or permit the holder or holders of such obligations (or a trustee or other Person on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity or a portion thereof to be prepaid (other than by a regularly scheduled required prepayment) prior to such stated maturity and the aggregate amount of such obligation or obligations shall exceed $10,000,000 during the term of this Agreement; or

 6.4 Bankruptcy, Etc. PP&L shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against PP&L or such case is controverted but is not dismissed within 60 days after the commencement of the case; or PP&L is not generally paying its debts as they become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of PP&L or PP&L commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to PP&L or there is commenced against PP&L any such proceeding which remains undismissed for a period of 60 days or PP&L is adjudicated insolvent or bankrupt; or PP&L fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or PP&L by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or PP&L makes a general assignment for the benefit of creditors; or any corporate action is taken by PP&L for the purpose of effecting any of the foregoing; or

	     6.5 Other Covenants. PP&L shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days after written notice thereof shall have been received by PP&L from the Agent or the Required Banks;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, either or both of the following actions may be taken: (i) the Agent, at the direction of the Required Banks, shall by written notice to PP&L, declare the principal of and accrued interest in respect of all of the Notes to be, whereupon the same and all other amounts due hereunder shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by PP&L, anything contained herein or in the Notes to the contrary notwithstanding, and (ii) the Agent, at the direction of the Required Banks, shall by written notice to PP&L, declare the Total Commitment terminated, whereupon the Commitment of each Bank and the obligation of each Bank to make its Loans hereunder shall terminate immediately and any accrued Facility Fee shall forthwith become due and payable without any other notice of any kind; provided that if an Event of Default described in Section 6.4 shall occur, the result which would otherwise occur only upon the giving of written notice by the Agent to PP&L as specified in clauses (i) and (ii) above shall occur automatically without the giving of any such notice and without any instruction by the Required Banks to give such notice.

	     SECTION 7.  Representations and Warranties.

	     In order to induce the Banks to enter into this Agreement and to make the Loans provided for herein, PP&L makes the following representations and warranties to the Banks:

	     7.1 Corporate Status. PP&L is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to make and perform this Agreement and the Notes and to borrow hereunder.

 7.2  Authority; No Conflict.  The making and performance by
PP&L of this Agreement, and the Notes to be executed and delivered by it as contemplated by this Agreement, have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment, or any pro-vision of its charter or by-laws, or result in the breach of or constitute a default under any indenture or other agreement or instrument to which it is a party.

 7.3 Legality, Etc. This Agreement constitutes and, when delivered, the Notes will constitute legal, valid and binding obligations of PP&L enforceable in accordance with their respective terms except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies.

 7.4 Financial Statements. The financial statements of PP&L for the year ended as at December 31, 1993, furnished to the Banks, fairly present the financial position of PP&L at December 31, 1993 and the results of its operations for the year then ended. Since that date there has been no adverse change in the business, assets, financial condition or operations of PP&L which would materially and adversely affect the ability of PP&L to perform any of its obligations hereunder or under the Notes.

 7.5 Litigation. Except as disclosed in or contemplated by PP&L's Form 10-K Report to the SEC for the year ended December 31, 1993, furnished to the Banks, no litigation, arbitration or administrative proceeding is pending or, to the knowledge of PP&L, threatened, which, if determined adversely to PP&L, would materially and adversely affect the ability of PP&L to perform any of its obligations under this Agreement or the Notes. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of PP&L, threatened which questions the validity of this Agreement or the Notes.

 7.6 No Violation. No part of the proceeds of the borrowings under this Agreement will be used, directly or indirectly, by PP&L for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations G, U or X of said Board of Governors. PP&L is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

 7.7 ERISA. The issuance of the Notes hereunder will not cause PP&L to be engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code and there have not been any "reportable events," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, which would result in a material liability to PP&L.

 7.8 Consents. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of this Agreement by PP&L and the execution and delivery of the Notes issued or proposed to be issued by PP&L hereunder, except such authorizations, consents and approvals (including the approval of the Pennsylvania Public Utility Commission pursuant to the Pennsylvania Public Utility Code) as have been obtained prior to the making of any Loans and are in full force and effect at the time of the making of each Loan.

 7.9 Subsidiaries. The assets of all Subsidiaries of PP&L do not comprise in the aggregate more than 20% of the total consolidated assets of PP&L.

 7.10 Limitation Event. No Limitation Event has occurred with respect to the business, operation or condition (financial or otherwise) of PP&L which materially and adversely affects the ability of PP&L to perform any of its obligations hereunder or under the Notes.

 	     SECTION 8.  Agent.

 8.1  Appointment.  The Banks hereby appoint Chemical Bank as
Agent (such term to include Agent acting as Payments Administrator) to act as herein specified. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the Notes and any other instruments, documents and agreements referred to herein (such Notes and other instruments, documents and agreements being herein referred to as the "Loan Documents") and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

 8.2 Nature of Duties. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank.
 Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein. Each Bank shall make its own independent investigation of the financial condition and affairs of PP&L and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of PP&L; and the Agent shall have no duty or re-sponsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Bank for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.3.

 8.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, ABSC) shall be liable to any Bank for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the financial condition of PP&L. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of PP&L, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Banks with respect to any actions or approvals which by the terms of this Agreement or any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or any of the Loan Documents until it shall have received such instructions from the Required Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Loan Documents in accordance with the instructions of the Required Banks.

 8.4 Reliance. The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

 8.5 Indemnification. To the extent that the Agent is not reimbursed and indemnified by PP&L, the Banks will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to their respective Commitments hereunder; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. The obligations of the Banks under this Section 8.5 shall survive the payment in full of the Notes and the termination of this Agreement.

 8.6 The Agent, Individually. With respect to its Commitment hereunder, the Loans made by it and any Notes issued to or held by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or holder of a Note. The terms "Banks," "Required Banks" or "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank, one of the Required Banks or a noteholder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with PP&L as if it were not acting pursuant hereto.

 8.7 Holders of Notes. The Agent may deem and treat the named payee or any subsequent holder, transferee, assignee or payee of which the Agent has received written notice) of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Agent. Any request, authority or consent of any Person, who at the time of making such request or of giving such authority or consent is the named payee (or any subsequent holder, transferee, assignee or payee of which the Agent has received written notice) of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.

 8.8 Resignation by the Agent. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to PP&L and the Banks.
Such resignation shall take effect upon the expiration of such 15 Business Day period or upon the earlier appointment of a successor. Upon any such resignation, the Required Banks shall appoint a successor Agent who shall be satisfactory to PP&L and shall be an incorporated bank or trust company. In the event no such successor shall have been so appointed, then any notification, demand or other communication required or permitted to be given by the Agent on behalf of the Banks to PP&L hereunder shall be sufficiently given if given by the Required Banks, and any notification, demand, other communication, document, statement, other paper or payment required to be made, given or furnished by PP&L to the Agent for distribution to the Banks shall be sufficiently made, given or furnished if made, given or furnished by PP&L directly to each Bank entitled thereto and, in the case of payments, in the amount to which each such Bank is entitled. All powers specifically delegated to the Agent by the terms hereof may be exercised by the Required Banks.

 	     SECTION 9.  Miscellaneous.

	     9.1 Definitions. As used herein the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

	     "Affected Bank" shall have the meaning assigned that term in
Section 2.5(c).

	     "Agent" shall mean Chemical Bank and shall include (i) any successor corporation thereto by merger, consolidation or otherwise and
(ii) any successor to the Agent appointed pursuant to Section 8.8.

	     "Agreement" shall mean this Revolving Credit Agreement, as it may from time to time be amended, supplemented or otherwise modified.

	     "Applicable Eurodollar Margin" shall have the meaning assigned that term in the definition of "Applicable Rate".

	     "Applicable Facility Fee Percentage" shall have the meaning assigned that term in the definition of "Applicable Rate".

	     "Applicable Lending Office" shall mean, with respect to each Bank, (i) such Bank's Base Rate Lending Office in the case of a Base Rate Loan and (ii) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

	     "Applicable Rate" shall mean and include the Applicable Facility Fee Percentage and Applicable Eurodollar Margin and at any time will be determined based on the highest Category set forth below in which PP&L's First Mortgage Bonds have been assigned ratings by both Moody's Investors Services, Inc. and Standard & Poor's Corporation which meet both of the applicable criteria set forth below (the highest category being Category A).


                                             Applicable              Applicable
                                            Facility Fee             Eurodollar
           Criteria                          Percentage               Margin

Category A:

A- or better and A3                             .125%                  .225%
or better

Category B:

BBB+ or better and                              .15%                   .25%
Baa1 or better

Category C:

BBB or better and                               .20%                   .30%
Baa2 or better

Category D:

BBB- or better and                              .25%                   .30%
Baa3 or better

Category E:

BB+ or below or                                 .375%                  .30%
Ba1 or below

	     "Bank" shall have the meaning assigned that term in the first paragraph in this Agreement.

	     "Bankruptcy Code" shall have the meaning assigned that term in
Section 6.4.

	     "Base Rate" shall mean at any time, the highest of (i) the Prime Rate, (ii) the Floating CD Rate and (iii) 1/2 of 1% plus the Federal Funds Rate, each as in effect from time to time.

	     "Base Rate Lending Office" means, with respect to each Bank, the office of such Bank specified as its "Base Rate Lending Office" on the signature pages to the Agreement or such other office of such Bank as such Bank may from time to time specify as such to PP&L and the Payments Administrator.

	     "Base Rate Loan" shall mean any Loan during any period during which such Loan is bearing interest at the rates provided for in Section 2.1(a).

	     "Borrowing" shall mean the incurrence of one Type of Loan from all the Banks on a given date, all of which Eurodollar Loans shall have the same Interest Period, pursuant to Section 1.2; provided, however, that Loans of a different Type extended by one or more Banks pursuant to
Section 2.5(b) shall be considered a part of the related Borrowing.

	     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

	     "Commitment", for each Bank, shall mean the amount specified opposite its name on Schedule I hereto, such Commitment to be reduced by the amount of any reduction thereto effected pursuant to Section 1.7 and/or
Section 6.

	     "Default" shall mean any event, act or condition which with notice or lapse of time or both would constitute an Event of Default.

	     "Effective Date" shall mean the date when all of the following shall have been satisfied:

		(i) Each of the Banks and PP&L shall have signed a counterpart hereof and shall have delivered such counterpart to the Agent;

	    (ii) The securities certificate filed by PP&L with the Pennsylvania Public Utility Commission with respect to the transactions contemplated by this Agreement and the Notes shall have been duly registered pursuant to Section 1903 of the Pennsylvania Public Utility Code (66 Pa. C.S. Section 1903) and such registration shall be effective to authorize the consummation of the transactions contemplated by this Agreement and the Notes and shall be in full force and effect; and

	   (iii) PP&L shall have terminated all commitments under the Prior Agreement and repaid in full all principal of and accrued interest on the notes under the Prior Agreement and any other unpaid obligations thereunder.

	     "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).

	     "Eurodollar Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "Eurodollar Lending Office" on the signature pages to the Agreement or such other office of such Bank as such Bank may from time to time specify as such to PP&L and the Payments Administrator.

	     "Eurodollar Loan" shall mean any loan during any period during which such Loan is bearing interest at the rates provided for in Section 2.1(b).

	     "Event of Default" shall mean each of the Events of Default specified in Section 6.

	     "Expiry Date" shall mean the date five years from the Effective
Date.

	     "Facility Fee" shall have the meaning assigned that term in
Section 1.6.

	     "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Payments Administrator from three Federal Funds brokers of recognized standing selected by the Payments Administrator.

	     "Floating CD Rate" shall mean, for any day, the sum (rounded to the nearest 1/100 of 1%) of (A) the rate obtained by dividing (x) the Floating Certificate of Deposit Rate in effect for such day by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on such day to a negotiable certificate of deposit in excess of $100,000 and with a maturity of three-months of any member bank of the Federal Reserve System, plus (B) the then daily net annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring such certificates of deposit plus (C) 3/8 of 1% per annum.

	     "Floating Certificate of Deposit Rate" shall mean the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Selected Interest Rates," published weekly on Form H.15 as of the date hereof or, if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Payments Administrator on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Payments Administrator. The Floating Certificate of Deposit Rate shall change on the first Business Day of the week following the day when any such publication or determination takes place.


	     "Loan" shall have the meaning assigned that term in Section 1.1.

	     "Loan Documents" shall have the meaning assigned that term in
Section 8.1.

	     "Note" shall have the meaning assigned that term in Section 1.4.

	     "Notice of Borrowing" shall have the meaning assigned that term in Section 1.2.

	     "Notice of Conversion" shall have the meaning assigned that term in Section 2.4(a).

	     "Payments Administrator" shall mean Chemical Bank and any successor thereto by merger, consolidation or otherwise, provided that if Chemical Bank shall cease to constitute the Agent hereunder, the successor Agent shall perform the functions of the Payments Administrator or appoint a successor Payments Administrator under this Agreement.

	     "Payment Office" shall mean the office of the Payments Administrator located at 277 Park Avenue, New York, New York 10017, or such other office as the Payments Administrator may hereafter designate in writing as such to the other parties hereto.

	     "Persons" shall mean and include any individual, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrument thereof.

	     "PP&L" shall have the meaning assigned that term in the first paragraph of this Agreement.

	     "Prime Rate" shall mean the rate which Chemical Bank announces from time to time as its prime lending rate, such Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Chemical Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

	     "Prior Agreement" shall mean the Revolving Credit Agreement dated as of July 1, 1985 (as amended through the Effective Date) among PP&L, the Bankers Trust Company and certain of the Banks.

	     "Quoted Rate" shall mean the weighted-average (rounded upwards to the nearest 1/100 of 1%) of the offered Quotation to first class banks in the interbank Eurodollar market by each Reference Bank for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Loan of such Reference Bank for which such Quoted Rate is being determined with maturities comparable to the Interest Period for which such Quoted Rate is to be applicable, as soon as practicable after 10:00 A.M. (New York time) 2 Business Days prior to the commencement of such Interest Period, without any addition to such offered quotation to give effect to the reserve requirements established for Eurodollar transactions by Regulation D. Each Reference Bank shall use its best efforts to furnish rates to the Payments Administrator as contemplated hereby. If any one of the Reference Banks shall be unable or otherwise fail to supply such rates to the Payments Administrator upon its request, the applicable rate shall be determined on the basis of the rates submitted by the remaining two Reference Banks. If more than one Reference Bank shall be unable or otherwise fail to supply such rates, there shall be no applicable rate.

	     "Reference Banks" shall mean and include Chemical Bank, The Chase Manhattan Bank, N.A. and J.P. Morgan Delaware.

	     "Register" shall have the meaning provided in 1.4(b).

	     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements.

	     "Required Banks" shall mean the holders of Notes the outstanding principal amount of which aggregate (or if no Loans are outstanding, Banks with Commitments aggregating) at least the majority of the aggregate outstanding principal amount of all Notes (or of the Total Commitment).

	     "SEC" shall have the meaning assigned that term in
Section 5.1(c).

	     "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time."

	     "Subsidiary" shall mean any company in which PP&L and its Subsidiaries now have or may hereafter acquire an aggregate of at least 50% of the voting stock.

	     "Taxes" shall have the meaning assigned that term in Section 3.4.

	     "Total Commitment" shall mean the aggregate of all the Commitments of all the Banks.

	     "Type" shall mean any type of Loan, i.e., whether a Loan is a Base Rate Loan or a Eurodollar Loan.

	     "Unaffected Bank" shall have the meaning assigned that term in
Section 2.5(c).

	     "written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

	9.2 Accounting Principles. All statements to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to Section 5, shall be prepared and made in accordance with generally accepted accounting principles applied on a basis consistent with the accounting principles reflected in the audited financial statements of PP&L for the fiscal year ended December 31, 1993 referred to in Section 7.4, except for changes in accounting principles consistent with generally accepted accounting principles and practices.

	9.3 Exercise of Rights. Neither the failure nor delay on the part of any of the Banks or any holder of a Note to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Banks and the holders of the Notes would otherwise have.
 No notice to or demand on PP&L in any case shall entitle PP&L to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks and the holders of the Notes to any other or further action in any circumstances without notice or demand.

	9.4 Amendment and Waiver. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by PP&L and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank directly affected thereby, (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Facility Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) amend, modify or waive any provision of this Section 9.4, (iii) reduce the per-centage specified in the definition of Required Banks or (iv) consent to the assignment or transfer by PP&L of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (x) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Bank) or (y) without the consent of the Agent, amend, modify or waive any provision of Section 9 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.

	9.5 Expenses. (a) PP&L agrees to pay all reasonable out-of-pocket expenses (i) of the Agent incurred in connection with the preparation, execution, delivery, enforcement and administration (exclusive of any internal overhead expenses) of this Agreement and any and all agreements supplementary hereto and the Notes and the making and repayment of the Loans and the payment of interest, including, without limitation, the reasonable fees and expenses of White & Case, special counsel for the Agent and (ii) of each Bank incurred in connection with the enforcement of this Agreement and the Notes, including, without limitation, the reasonable fees and expenses of any counsel for any of the Banks with respect to such enforcement.

	     (b) PP&L further agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with PP&L's execution or delivery of this Agreement, its borrowings hereunder, or its issuance of the Notes or of any other instruments or documents provided for herein or delivered or to be delivered by it hereunder or in connection herewith.

	     (c) All obligations provided for in this Section 9.5 shall survive any termination of this Agreement.

	9.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that PP&L may not assign or transfer any of its interests hereunder, except to the extent any such assignment results from the consummation of a transaction permitted under Section 5.2, without the prior written consent of the Banks and provided further that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 9.6, provided that nothing in this
Section 9.6 shall prevent or prohibit any Bank from pledging its rights under this Agreement and/or its Loans and/or Note hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

	     (b) Each Bank shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause
(b).

	          (A) Assignments. Each Bank may assign all or a portion of its rights and obligations hereunder pursuant to this clause (b)(A) to (x) one or more Banks or any affiliates of any Bank or (y) one or more other Eligible Transferees, provided that (i) any such assignment pursuant to clause (y) above shall be in the aggregate amount of at least $5,000,000,
(ii) after giving effect to any such assignment pursuant to clause (x) or (y) above, no Bank shall have a Commitment of less than $5,000,000 unless such Bank's Commitment is reduced to zero pursuant to such assignment and (iii) any assignment pursuant to clause (y) shall require the consent of PP&L, which consent shall not be unreasonably withheld, and provided further, that, so long as no Loans, together with interest thereon, shall be outstanding and no Default or Event of Default shall have occurred and then be continuing, PP&L may at its option terminate the portion of such assigning Bank's
Commitment proposed to be assigned pursuant to clause (y) above in lieu of consenting to such assignment, and the Total
Commitment shall be reduced in the amount of such termination.
Assignments or terminations of all or any portion of any Bank's Commitment pursuant to this clause (b)(A) will only be effective if the Payments Administrator shall have received a written notice from the assigning Bank and the assignee, or, in the case of a termination, PP&L, and, in the case of an assignment, payment of a nonrefundable assignment fee of $2,500 to the Payments Administrator by either the assigning
Bank or the assignee. No later than five Business Days after its receipt of such written notice of assignment or termination, the Payments Administrator will record such assignment or termination, and the resultant effects thereof on the Commitment of the assigning or terminating Bank and, in the case of an assignment, the assignee, in the Register, at which time such assignment or termination shall become effective, provided that the Payments Administrator shall not be required to, and shall not, so record any assignment or termination in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Agreement has been circulated to the Banks for approval until the earlier of (x) the effectiveness of such amend-ment, modification or supplement in accordance with
Section 9.4 or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Banks. Upon the effectiveness of any assignment or termination pursuant to this clause (b)(A), (x) the assignee, in the case of an assignment, will become a "Bank" for all purposes of this Agreement and the other Loan
Documents with a Commitment as so recorded by the Payments
Administrator in the Register, and to the extent of such assignment or termination, the assigning or terminating Bank shall be relieved of its obligations hereunder with respect to the portion of its Commitment being assigned or terminated and
(y) in the case of an assignment, the Borrower shall issue new
Notes (in exchange for the Note of the assigning Bank) to the assigning Bank (to the extent such Bank's Commitment is not reduced to zero as a result of such assignment) and to the assignee Bank, in each case to the extent requested by the assigning Bank or assignee Bank, as the case may be, in conformity with the requirements of Section 1.4 to the extent needed to reflect the revised Commitments of such Banks. The
Payments Administrator will prepare on the last Business Day of each calendar quarter during which an assignment or termination has become effective pursuant to this clause
(b)(A) a new Schedule I giving effect to all such assignments and terminations effected during such quarter and will promptly provide same to PP&L and each of the Banks.

	          (B) Participations. Each Bank may transfer, grant or assign participations in all or any part of such Bank's interests and obligations hereunder pursuant to this clause
(b)(B) to any Eligible Transferee, provided that (i) such Bank shall remain a "Bank" for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank hereunder and (ii) no participant under any such participation shall have any rights under the Agreement or any Note or other Loan Document or any rights to approve any amendment to or waiver of this Agreement or any other Loan
Document except to the extent such amendment or waiver would
(x) extend the final scheduled maturity of any of the Loans or the Commitment in which such participant is participating or
(y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or Facility Fee or other fees applicable to any of the Loans or Commitments in which such participant is participating or postpone the payment of any thereof. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan
Documents (the participant's rights against the granting Bank in respect of such participation to be those set forth in the agreement with such Bank creating such participation) and all amounts payable by PP&L hereunder shall be determined as if such Bank had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 1.8 and 2.5 on the same basis as if it were a Bank but in no case shall be entitled to any amount greater than would have been payable had the Bank not sold such participations.

	          (c) Each Bank hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Agreement represent, that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Loans held by such Bank shall at all times be within its exclusive control.

9.7 Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made (i) in the case of notice by mail, when actually received, (ii) in the case of telex or telegraphic notice, when delivered to the telex or telegraph company and (iii) in the case of telex or telecopier notice sent over a telex or a telecopier machine owned or operated by a party hereto, when sent, in each case addressed to PP&L, the Agent or the respective Bank, as the case may be, at their respective addresses shown below their signatures hereto or at such other address as such party may hereafter specify in writing to the others. No other method of giving notice is hereby precluded.

      9.8 Survival of Representations and Warranties. All representations and warranties contained herein or otherwise made in writing by PP&L in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

      9.9 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement and under the Notes shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

      9.10 Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. Complete counterparts of this Agreement shall be lodged with PP&L and the Agent.

      9.11 Effectiveness. This Agreement shall become effective on the Effective Date.

      9.12 Transfer of Office. (a) Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank; provided that such Bank shall continue to bear all of its obligations under this Agreement; and provided further that PP&L shall not be responsible for costs arising under Section 1.8, 2.5 or 3.4 resulting from any such transfer to the extent not otherwise applicable to such Bank prior to such transfer.

	     (b) Upon a Bank becoming aware of any event which will entitle it to any additional amount pursuant to Section 2.5(a) or Section 3.4, such Bank shall take all reasonable steps (including but not limited to making, maintaining or funding the affected Loan through another office of such Bank) to avoid or reduce the additional amount payable by PP&L; provided that, such steps will not result in any additional costs, liabilities or expenses (not reimbursable by PP&L) to such Bank and are not otherwise inconsistent with the interests of such Bank determined in good faith.

9.13 Proration of Payments. The Banks agree among themselves that, with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made so that, in effect, all such amounts will be shared ratably among the Banks on the basis of the amounts then owed each of them in respect of such obligation, whether received by voluntary payment, by realization upon security, by the exercise of any right of set-off or bankers' lien, by counterclaim or cross action, under or pursuant to this Agreement, the Notes or otherwise. Each of the Banks agrees that if it should receive any payment on its Notes of a sum or sums in excess of its pro rata portion, then the Bank receiving such excess payment shall purchase for cash from the other Banks an interest in the Notes of such Banks in such amount as shall result in a ratable participation by each of the Banks in the aggregate unpaid amount of all outstanding Notes then held by all of the Banks. If all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. PP&L agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 9.13 may exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of PP&L in the amount of such participation.

      9.14 Headings Descriptive. The headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

9.15 Termination of Commitments Under Prior Agreements. The parties hereto agree that, on the Effective Date, the commitments (as defined therein) of the Banks under the Prior Agreement shall terminate.

	     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.



                                    PENNSYLVANIA POWER & LIGHT
                                      COMPANY


                                        /s/
                                    By ________________________
                                    Title:




                                    CHEMICAL BANK,
                                    Individually and as Agent


                                        /s/
                                    By ________________________
                                    Title:




                                    THE FIRST NATIONAL BANK OF
                                      CHICAGO


                                        /s/
                                    By ________________________
                                    Title:



                                    THE BANK OF NEW YORK


                                        /s/
                                    By ________________________
                                    Title:





                                    THE CHASE MANHATTAN BANK, N.A.


                                         /s/
                                    By _________________________
                                      Title:




                                    MELLON BANK, N.A.


                                        /s/
                                    By ________________________
                                      Title:




                                    J.P. MORGAN DELAWARE


                                        /s/
                                    By ________________________
                                       Title:




                                    CITIBANK, N.A.


                                        /s/
                                    By _______________________
                                      Title:


Name of Bank and Address                            Eurodollar Lending
for Notices               Base Rate Lending Office  Office

CHEMICAL BANK
270 Park Avenue
New York, NY 10017
Att: Lynette Lang
Fax: (212) 270-2274     Same as Name of Bank     Same as Name of Bank

THE FIRST NATIONAL BANK OF
CHICAGO
One First National Plaza
    Suite 0634
Large Corporate Customer
      Service
Chicago, IL 60670
Att: Peggy Corcoran
Fax: (312) 732-3055      Same as Name of Bank    Same as Name of Bank

THE BANK OF NEW YORK      101 Barclay Street      101 Barclay Street
One Wall Street           New York, NY   10286    New York, NY   10286
19th Floor                Att: Commercial Loan    Att:
Eurodollar/Cayman
New York, NY 10286             Servicing Department    Funding Area
Att: Nathan S. Howard     GLA# 111 556                 GLA# 111 556
Fax: (212) 635-7923

THE CHASE MANHATTAN BANK,
    N.A.
One Chase Manhattan Plaza
  New York, NY 10081
Att: Richard Cortright
Fax: (212) 552-6276      Same as Name of Bank    Same as Name of Bank

MELLON BANK, N.A.
153-2305 P.O. Box 656
Pittsburgh, PA 15230
Att: Tracey Stevens,
Lending and Loan
  Administration
Fax: (412) 234-5049        Same as Name of Bank        Same as Name
of Bank

J.P. MORGAN DELAWARE        J.P. Morgan Services        Same as Base
Rate
902 Market Street           500 Stanton-Christiana      Lending Office
Wilmington, DE 19801           Road
Att: Philip S. Detjens       Newark, DE  19713-2107
Fax: (302) 651-3726          Att:  Loan Department

CITIBANK N.A.
One Court Square
7th Floor
Long Island City, NY 11120
Att: Doreen Johnson
Fax: (718) 248-4844/5       Same as Name of Bank         Same as Name
of Bank

                                                            SCHEDULE I



CHEMICAL BANK                                             $ 50,000,000

THE FIRST NATIONAL BANK OF CHICAGO                          35,000,000

THE BANK OF NEW YORK                                        35,000,000

THE CHASE MANHATTAN BANK, N.A.                              35,000,000

MELLON BANK, N.A.                                           30,000,000

J. P. MORGAN DELAWARE                                       35,000,000

CITIBANK, N.A.                                                30,000,000

                                        Total Commitment     $250,000,000

                                                                EXHIBIT A



                           NOTE


U.S. $__________                                       New York, New York
                                                       ____________, 19__


	     PENNSYLVANIA POWER & LIGHT COMPANY, a Pennsylvania corporation ("PP&L"), FOR VALUE RECEIVED, hereby promises to pay to the order of ___________________ (the "Payee"), in lawful money of the United States of America (in freely transferable U.S. dollars and in immediately available funds), at the Payment Office (as defined in the Agreement referred to below), on the Expiry Date (as defined in the Agreement) the principal sum of ____________________ Dollars, or, if less, the aggregate unpaid principal amount of the Loans (as defined in the Agreement) made by the Payee to PP&L pursuant to the Agreement.

	     PP&L promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates per annum which shall be determined in accordance with the provisions of Section 2 of the Revolving Credit Agreement dated as of August 30, 1994 (as from time to time in effect, the "Agreement"), among PP&L, the Payee and the other banks party thereto and Chemical Bank, as Agent, said interest to be payable at the times provided for in the Agreement.

	     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof. To the extent provided in the Agreement, this Note is subject to prepayment, in whole or in part. In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

	     PP&L hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

                                                             EXHIBIT A
                                                                Page 2

	     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                      PENNSYLVANIA POWER & LIGHT
                                        COMPANY


                                      By__________________________
                                        Title:

                                                              EXHIBIT B




                          OPINION OF COUNSEL FOR PP&L


	     The opinion of Counsel for PP&L, referred to in Section 4.1(b) of the Agreement shall be to the effect that (terms used herein shall have the meanings specified therefor in the Agreement):

	     1. PP&L is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to make and perform the Agreement and the Notes and to borrow under the Agreement.

	     2. The making and performance by PP&L of the Agreement, and the Notes to be executed and delivered by it as contemplated by the Agreement, have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment, or any provision of its charter or by-laws, or result in the breach of or constitute a default under any indenture or other agreement or instrument known to such counsel to which PP&L is a party.

	     3. The Agreement constitutes and, when delivered, the Notes will constitute legal, valid and binding obligations of PP&L enforceable in accordance with their respective terms except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies.

	     4. Except as disclosed in or contemplated by PP&L's Form 10-K Report to the Securities and Exchange Commission for the year 199_ [insert the year of the latest Form 10-K Report provided pursuant to Section5.1(c)], no litigation, arbitration or administrative proceeding is pending or, to the knowledge of such counsel, threatened, which, if determined adversely to PP&L, would materially and adversely affect the ability of PP&L to perform any of its obligations under the Agreement or the Notes. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of such counsel, threatened which questions the validity of the Agreement or the Notes.

	     5. PP&L is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

	     6. The issuance of the Notes under the Agreement will not cause PP&L to be engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code and there have not been any "reportable events," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, which would result in a material liability to PP&L.

	     7. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of the Agreement by PP&L and the execution and delivery of the Notes issued or proposed to be issued by PP&L thereunder, except such authorizations, consents and approvals (including the approval of the Pennsylvania Public Utility Commission pursuant to the Pennsylvania Public Utility Code) as have been obtained prior to the making of any Loans and are in full force and effect.